EXHIBIT 99.1
Corillian Strengthens Integration Expertise and Credit Union Capabilities with
Acquisition of qbt Systems
qbt’s MultiPoint Integrator platform provides seamless integration to multiple front and back-end systems
Acquisition of qbt includes MemberBridge online banking products and services
PORTLAND, Ore. — Aug. 9, 2005 — Corillian Corp. (NASDAQ: CORI), the top provider of online banking, bill payment and anti-fraud solutions to leading financial institutions, today announced the acquisition of privately-held qbt Systems, Inc., a leading provider of real-time financial services integration software. The addition of qbt Systems expands Corillian’s expertise in delivering seamless, real-time integration to the many different systems in the industry today.
With the acquisition of qbt Systems, Corillian will also be obtaining the MemberBridge product line, which was acquired by qbt Systems earlier this year. The MemberBridge applications include online banking, bill payment, alerts, secure messaging, consumer lending and ACH. Corillian will also significantly expand its credit union focus expertise with the addition of the combined qbt and MemberBridge teams. The transaction adds 15 new credit union customers, including three of the top 10 credit unions, to Corillian’s already strong list of top credit unions, as well as key customer relationships with many of the leading core processors.
As part of the acquisition, Brian Bodell, president of qbt Systems, will be appointed as senior vice president of the Community Banking Solutions group within Corillian. This group will be responsible for managing the integration of the MultiPoint Integrator platform and MemberBridge applications to seamlessly deliver innovative products and services to the growing market of community banks and credit unions.
“As we continue to expand our market-leading capabilities into new lines of business and target markets, it becomes increasingly important for us to have a robust set of integration and connectivity solutions and expertise,” said Alex Hart, president and CEO of Corillian. “qbt has over nine years of experience in delivering scalable, reliable and secure integration solutions to a wide variety of financial institutions,
Enabling eFinance

core processors and other back-end systems and networks. Our experience of working closely with qbt at BECU showed us that qbt’s leadership and technology expertise will be a tremendous asset to Corillian. Also, the addition of MemberBridge brings us additional applications and services to deliver to a broad range of financial institutions, including credit unions and community banks.”
“BECU has worked closely with both Corillian and qbt over the past few years to deliver world-class, integrated online financial services to our members,” said Butch Leonardson, CIO of BECU, a $5.3 billion credit union headquartered in Tukwilla, Wash. “We are excited to see these two market-leading companies join forces and feel that their combined capabilities will provide even greater value to the financial services industry.”
qbt Systems’ flagship product, MultiPoint Integrator, is a real-time transaction processing engine. It provides seamless connectivity for a variety of systems used by financial institutions, core data processors, networks and other financial service providers. All systems, including home banking, teller, branch automation, voice response, loan origination, deposit systems, loan systems, credit bureaus and ATM networks can be centrally connected through the MultiPoint Integrator hub. MultiPoint Integrator is easy to configure with the MultiPoint Admin Web pages. These simple to use Web pages allow system administrators to easily install, configure and monitor the various components of MultiPoint Integrator from any location. Financial institutions are able to more quickly and cost-effectively integrate and maintain disparate systems, increase their control and flexibility to add or change internal or external products and services, and provide a more seamless customer or member experience across delivery channels.
“Having worked with Corillian over the years it is very clear that with our combined resources and expertise we will be able to better serve our customers and meet the changing needs of the industry,” said Brian Bodell, president of qbt Systems. “Corillian is very committed to serving the community banking market and will clearly be able to do so with the qbt and MemberBridge solutions and expertise.”
MemberBridge solutions, including electronic bill payment, Internet banking, alerts, secure messaging, consumer lending and inter-financial ACH transfers, provide cost-effective, in-house alternatives for credit unions looking to enhance their online services with customizable functionality — enabling them to have greater control to better serve their members.

About qbt Systems
Since 1996, qbt has been providing integration solutions and other applications that are currently used by over 275 financial institutions, EFT networks, and core data processors. qbt’s flagship product, MultiPoint, is a powerful integration platform that allows financial institutions to integrate all of their delivery channel and account processing systems in one seamless network environment. qbt’s technology provides an unprecedented combination of flexibility, reliability, throughput and security. For more information, visit the qbt Web site at http://www.qbt.com
About Corillian Corporation
Corillian is the top provider of online banking, bill payment and anti-fraud solutions to leading financial institutions. Corillian provides the most flexible, scalable and secure set of online banking applications across multiple lines of business, with more than 25 percent of the online banking population using Corillian technology. Corillian features integrated applications across Consumer Banking, Small Business Banking, Wealth Management, Credit Card Management, and Corporate Cash Management, as well as enterprise wide solutions, including Fraud Detection, Payments Warehouse, Alerts, eStatements, and OFX. Empowered with Corillian solutions, some of the world’s most visionary financial institutions provide their customers with the tools to manage their finances more effectively and securely. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.
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For more information, contact:
Christopher Barker ï Text 100 Public Relations ï e-mail: corillian@text100.com ï phone: (206) 267-2006